Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Dominion Energy South Carolina, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward	Debt	First Mortgage Bonds	415(a)(6)	$450,000,000	N/A	$450,000,000	N/A	N/A	S-3	333-252048	February 3, 2021	$49,095 (1)

Total Offering Amounts						$450,000,000		N/A

Total Fee Offsets								N/A

Net Fee Due								N/A

(1)

In accordance with Rule 415(a)(6), the Company carried forward unsold First Mortgage Bonds having an aggregate offering price of $450,000,000 that were previously registered pursuant to the Company’s registration statement on Form S-3 (File No. 333-252048) filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2021 (the “Prior Registration Statement”). The registration fee with respect to those bonds, totaling $49,095, was previously paid when the Prior Registration Statement was filed with the SEC and such registration fee continues to apply to such bonds. Accordingly, no fees are due with respect to such bonds.